SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

Robinhood Markets, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

770700102

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 20 Pages

CUSIP NO. 770700102	13 G	Page 2 of 21

1	NAME OF REPORTING PERSONS Bullfrog Capital, L.P. ("Bullfrog")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,268,575[1] shares held directly for itself and as nominee for Bullfrog Founder Fund, L.P. (“Bullfrog FF”), except that Bullfrog Capital GP, L.P. (“BF GP”), the general partner of Bullfrog and Bullfrog FF, Bullfrog Capital GP, Ltd. (“BF UGP”), the general partner of BF GP, and Meyer Malka (“Malka”), the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
14,268,575[1] shares held directly for itself and as nominee for Bullfrog FF, except that BF GP, the general partner of Bullfrog, BF UGP, the general partner of BF GP, and Malka, the sole director of BF UGP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	14,268,575
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.9%[2]
12	TYPE OF REPORTING PERSON	PN

1 Includes 1,405,827 shares underlying warrants exercisable within 60 days of December 31, 2022.

2 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022. Assumes the conversion shares underlying warrants held by the Reporting Person into Common Stock.

CUSIP NO. 770700102	13 G	Page 3 of 21

1	NAME OF REPORTING PERSONS RH-N Bullfrog Opportunity I, LLC ("RH-N")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,428,686[1] shares, except that Bullfrog Capital GP, L.P. (“BF GP”), the managing member of RH-N, Bullfrog Capital GP, Ltd. (“BF UGP”), the general partner of BF GP, and Meyer Malka (“Malka”), the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,428,686[1] shares, except that BF GP, the managing member of RH-N, BF UGP, the general partner of BF GP, and Malka, the sole director of BF UGP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,428,686
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.2%[2]
12	TYPE OF REPORTING PERSON	OO

1 Includes 1,422,603 shares underlying warrants exercisable within 60 days of December 31, 2022.

2 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022. Assumes the conversion shares underlying warrants held by the Reporting Person into Common Stock.

CUSIP NO. 770700102	13 G	Page 4 of 21

1	NAME OF REPORTING PERSONS Bullfrog Capital GP, L.P. (“BF GP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,697,261 shares, of which 14,268,575[1] shares are directly owned by Bullfrog Capital, L.P. (“Bullfrog”), for itself and as nominee for Bullfrog Founder Fund, L.P. (“Bullfrog FF”), and 1,428,686[2] shares are directly owned by RH-N Bullfrog Opportunity I, LLC (“RH-N”). BF GP, the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, may be deemed to have sole power to vote these shares, and Bullfrog Capital GP, Ltd. (“BF UGP”), the general partner of BF GP, and Meyer Malka (“Malka”), the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
15,697,261 shares, of which 14,268,575[1] shares are directly owned by Bullfrog, for itself and as nominee for Bullfrog FF, and 1,428,686[2] shares are directly owned by RH-N. BF GP, the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, may be deemed to have sole power to dispose of these shares, and BF UGP, the general partner of BF GP, and Malka, the sole director of BF UGP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	15,697,261
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.1%[3]
12	TYPE OF REPORTING PERSON	PN

1 Includes 1,405,827 shares underlying warrants exercisable within 60 days of December 31, 2022.

2 Includes 1,422,603 shares underlying warrants exercisable within 60 days of December 31, 2022.

3 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022. Assumes the conversion shares underlying warrants held by the Reporting Person into Common Stock.

CUSIP NO. 770700102	13 G	Page 5 of 21

1	NAME OF REPORTING PERSONS Bullfrog Capital GP, Ltd. (“BF UGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,697,261 shares, of which 14,268,575[1] shares are directly owned by Bullfrog Capital, L.P. (“Bullfrog”), for itself and as nominee for Bullfrog Founder Fund, L.P. (“Bullfrog FF”), and 1,428,686[2] shares are directly owned by RH-N Bullfrog Opportunity I, LLC (“RH-N”). BF UGP is the general partner of Bullfrog Capital GP, L.P. (“BF GP”), which is the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, may be deemed to have sole power to vote these shares, and BF GP and Meyer Malka (“Malka”), the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
15,697,261 shares, of which 14,268,575[1] shares are directly owned by Bullfrog, for itself and as nominee for Bullfrog FF, and 1,428,686[2] shares are directly owned by RH-N. BF UGP is the general partner of BF GP, which is the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N, may be deemed to have sole power to vote these shares, and BF GP and Malka, the sole director of BF UGP, may be deemed to have sole power to vote these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	15,697,261
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.1%[3]
12	TYPE OF REPORTING PERSON	OO

1 Includes 1,405,827 shares underlying warrants exercisable within 60 days of December 31, 2022.

2 Includes 1,422,603 shares underlying warrants exercisable within 60 days of December 31, 2022.

3 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022. Assumes the conversion shares underlying warrants held by the Reporting Person into Common Stock.

CUSIP NO. 770700102	13 G	Page 6 of 21

1	NAME OF REPORTING PERSONS RH Ribbit Opportunity II, LLC ("RH II")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,220,080 shares, except that Ribbit Capital GP II, L.P. (“GP II”), the managing member of RH II, Ribbit Capital GP II, Ltd. (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,220,080 shares, except that GP II, the managing member of RH II, UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,220,080
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.4%[1]
12	TYPE OF REPORTING PERSON	OO

1 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022.

CUSIP NO. 770700102	13 G	Page 7 of 21

1	NAME OF REPORTING PERSONS RH-D Ribbit Opportunity II, LLC ("RH-D")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,556,431 shares, except that Ribbit Capital GP II, L.P. (“GP II”), the managing member of RH-D, Ribbit Capital GP II, Ltd. (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
2,556,431 shares, except that GP II, the managing member of RH-D, UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,556,431
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%[1]
12	TYPE OF REPORTING PERSON	OO

1 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022.

CUSIP NO. 770700102	13 G	Page 8 of 21

1	NAME OF REPORTING PERSONS RH-E Ribbit Opportunity II, LLC ("RH-E")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,363,270 shares, except that Ribbit Capital GP II, L.P. (“GP II”), the managing member of RH-E, Ribbit Capital GP II, Ltd. (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
2,363,270 shares, except that GP II, the managing member of RH-E, UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,363,270
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%[1]
12	TYPE OF REPORTING PERSON	OO

1 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022.

CUSIP NO. 770700102	13 G	Page 9 of 21

1	NAME OF REPORTING PERSONS Ribbit Capital II, L.P. ("Fund II")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
26,481,814 shares held directly for itself and as nominee for Ribbit Founder Fund II, L.P. (“FF II”), except that Ribbit Capital GP II, L.P. (“GP II”) the general partner of Fund II, Ribbit Capital GP II, Ltd., (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
26,481,814 shares held directly for itself and as nominee for FF II, except that GP II the general partner of Fund II, UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	26,481,814
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	3.5%[1]
12	TYPE OF REPORTING PERSON	PN

1 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022.

CUSIP NO. 770700102	13 G	Page 10 of 21

1	NAME OF REPORTING PERSONS Ribbit Capital GP II, L.P. (“GP II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
34,621,595 shares, of which 3,220,080 shares are directly owned by RH Ribbit Opportunity II, LLC (“RH II”), 2,556,431 shares are held directly by RH-D Ribbit Opportunity II, LLC (“RH-D”), 2,363,270 shares are directly owned by RH-E Ribbit Opportunity II, LLC (“RH-E”), and 26,481,814 shares are directly owned by Ribbit Capital II, L.P. (“Fund II”) for itself and as nominee for Ribbit Founder Fund II, L.P. (“FF II”). GP II, the general partner of Fund II and FF II and the managing member of RH II and RH-E, may be deemed to have sole power to vote these shares, Ribbit Capital GP II, Ltd. (“UGP II”), the general partner of GP II, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
34,621,595 shares of which 3,220,080 shares are directly owned by RH II, 2,556,431 shares are held directly by RH-D, 2,363,270 shares are directly owned by RH-E, and 26,481,814 shares are directly owned by Fund II for itself and as nominee for FF II. GP II, the general partner of Fund II and FF II and the managing member of RH II, RH-D and RH-E, may be deemed to have sole power to dispose of these shares, and UGP II, the general partner of GP II, and Malka, the sole director of UGP II, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	34,621,595
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	4.6%[1]
12	TYPE OF REPORTING PERSON	PN

1 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022.

CUSIP NO. 770700102	13 G	Page 11 of 21

1	NAME OF REPORTING PERSONS Ribbit Capital GP II, Ltd. (“UGP II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
34,621,595 shares, of which 3,220,080 shares are directly owned by RH Ribbit Opportunity II, LLC (“RH II”), 2,556,431 shares are held directly by RH-D Ribbit Opportunity II, LLC (“RH-D”), 2,363,270 shares are directly owned by RH-E Ribbit Opportunity II, LLC (“RH-E”), and 26,481,814 shares are directly owned by Ribbit Capital II, L.P. (“Fund II”) for itself and as nominee for Ribbit Founder Fund II, L.P. (“FF II”). UGP II is the general partner of Ribbit Capital GP II, L.P. (“GP II”), which is the general partner of Fund II and FF II and the managing member of RH II, RH-D and RH-E, may be deemed to have sole power to vote these shares, and Meyer Malka (“Malka”), the sole director of UGP II, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
34,621,595 shares of which 3,220,080 shares are directly owned by RH II, 2,556,431 shares are held directly by RH-D, 2,363,270 shares are directly owned by RH-E, and 26,481,814 shares are directly owned by Fund II for itself and as nominee for FF II. UGP II is the general partner of GP II, which is the general partner of Fund II and FF II and the managing member of RH II, RH-D and RH-E, may be deemed to have sole power to vote these shares, and Malka, the sole director of UGP II, may be deemed to have sole power to vote these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	34,621,595
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	4.6%[1]
12	TYPE OF REPORTING PERSON	OO

1 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022.

CUSIP NO. 770700102	13 G	Page 12 of 21

1	NAME OF REPORTING PERSONS Ribbit Capital III, L.P. ("Fund III")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,554,560 shares held directly for itself and as nominee for Ribbit Founder Fund III, L.P. ("FF III"), except that Ribbit Capital GP III, L.P. (“GP III”) the general partner of Fund III, Ribbit Capital GP III, Ltd. (“UGP III”), the general partner of GP III, and Meyer Malka (“Malka”), the sole director of UGP III, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,554,560 shares held directly for itself and as nominee for FF III, except that GP III the general partner of Fund III, UGP III, the general partner of GP III, and Malka, the sole director of UGP III, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,554,560
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.6%[1]
12	TYPE OF REPORTING PERSON	PN

1 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022.

CUSIP NO. 770700102	13 G	Page 13 of 21

1	NAME OF REPORTING PERSONS Ribbit Capital GP III, L.P. (“GP III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,554,560 shares, owned by Ribbit Capital III, L.P. (“Fund III”) for itself and as nominee for Ribbit Founder Fund III, L.P. (“FF III”). GP III, the general partner of Fund III and FF III, may be deemed to have sole power to vote these shares, and Ribbit Capital III, Ltd. (“UGP III”), the general partner of GP III, and Meyer Malka (“Malka”), the sole director of UGP III, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,554,560 shares owned by Fund III for itself and as nominee for FF III. GP III, the general partner of Fund III and FF III, may be deemed to have sole power to dispose of these shares, except that UGP III, the general partner of GP III, and Malka, the sole director of UGP III, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,554,560
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.6%[1]
12	TYPE OF REPORTING PERSON	PN

1 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022.

CUSIP NO. 770700102	13 G	Page 14 of 21

1	NAME OF REPORTING PERSONS Ribbit Capital GP III, Ltd. (“UGP III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,554,560 shares, owned by Ribbit Capital III, L.P. (“Fund III”) for itself and as nominee for Ribbit Founder Fund III, L.P. (“FF III”). UGP III is the general partner of Ribbit Capital GP III, L.P. (“GP III”), which is the general partner of Fund III and FF III, and may be deemed to have sole power to vote these shares, and GP III and Meyer Malka (“Malka”), the sole director of UGP III, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,554,560 shares, owned by Fund III for itself and as nominee for FF III. UGP III is the general partner of GP III, which is the general partner of Fund III and FF III, and may be deemed to have sole power to vote these shares, and GP III and Malka, the sole director of UGP III, may be deemed to have sole power to vote these shares..
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,554,560
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.6%[1]
12	TYPE OF REPORTING PERSON	OO

1 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022.

CUSIP NO. 770700102	13 G	Page 15 of 21

1	NAME OF REPORTING PERSON Meyer Malka (“Malka”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
55,003,773 shares, of which 28,174 shares are held directly, 102,183 shares are held by the Tibbir DE Trust, of which Meyer Malka (“Malka”) serves as settlor and investment adviser, 14,268,575[1] shares are owned by Bullfrog Capital, L.P. (“Bullfrog”) for itself and as nominee for Bullfrog Founder Fund, L.P. (“Bullfrog FF”), 1,428,686[2] shares are owned by RH-N Bullfrog Opportunity I, LLC ("RH-N"), 3,220,080 shares are owned by RH Ribbit Opportunity II, LLC (“RH II”), 2,556,431 shares are owned by RH-D Ribbit Opportunity II, LLC (“RH-D”), 2,363,270 shares are owned by RH-E Ribbit Opportunity II, LLC (“RH-E”), 26,481,814 shares are owned by Ribbit Capital II, L.P. (“Fund II”) for itself and as nominee for Ribbit Founder Fund II, L.P. (“FF II”) and 4,554,560 shares are owned by Ribbit Capital III, L.P. (“Fund III”) for itself and as nominee for Ribbit Founder Fund III, L.P. (“FF III”). Malka is the sole director of Ribbit Capital GP III, Ltd. (“UGP III”), which is the general partner of Ribbit Capital GP III, L.P. (“GP III”), which is the general partner of Fund III and FF III, Malka is the sole director of Ribbit Capital GP II, Ltd. (“UGP II”), which is the general partner of Ribbit Capital GP II, L.P. (“GP II”), which is the general partner of Fund II and FF II and the managing member of RH-D, RH-E and RH II, and Malka is the sole director of Bullfrog Capital GP, Ltd. (“BF UGP”), which is the general partner of Bullfrog Capital GP, L.P. (“BF GP”), which is the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
55,003,773 shares, of which 28,174 shares are held directly, 102,183 shares are held by the Tibbir DE Trust, of which Malka serves as settlor and investment adviser, 14,268,575[1] shares are owned by Bullfrog for itself and as nominee for Bullfrog FF, 1,428,686[2] shares are owned by RH-N, 3,220,080 shares are owned by RH II, 2,556,431 shares are owned by RH-D, 2,363,270 shares are owned by RH-E, 26,481,814 shares are owned by Fund II for itself and as nominee for FF II and 4,554,560 shares are owned by Fund III for itself and as nominee for FF III. Malka is the sole director of UGP III, which is the general partner of GP III, which is the general partner of Fund III and FF III, Malka is the sole director of UGP II, which is the general partner of GP II, which is the general partner of Fund II and FF II and the managing member of RH-D, RH-E and RH II, and Malka is the sole director of BF UGP, which is the general partner of BF GP, which is the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N.
	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	55,003,773
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	7.2%[3]
12	TYPE OF REPORTING PERSON	IN

1 Includes 1,405,827 shares underlying warrants exercisable within 60 days of December 31, 2022.

2 Includes 1,422,603 shares underlying warrants exercisable within 60 days of December 31, 2022.

3 The percent of class was calculated based on 758,805,255 shares of Class A Common Stock outstanding as of October 31, 2022, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022. Assumes the conversion shares underlying warrants held by the Reporting Person into Common Stock.

CUSIP NO. 770700102	13 G	Page 16 of 21

ITEM 1(A).	NAME OF ISSUER Robinhood Markets, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

85 Willow Rd

Menlo Park, CA 94025

ITEM 2(A).

NAME OF PERSONS FILING

This Schedule 13G is filed by Bullfrog Capital, L.P., a Cayman Islands exempted limited partnership (“Bullfrog”), RH-N Bullfrog Opportunity I, LLC, a Delaware limited liability company (“RH-N”), Bullfrog Capital GP, L.P., a Cayman Islands exempted limited partnership (“BF GP”), Bullfrog Capital GP, Ltd., a Cayman Islands limited company (“BF UGP”), RH Ribbit Opportunity II, LLC, a Delaware limited liability company (“RH II”), RH-D Ribbit Opportunity II, LLC, a Delaware limited liability company (“RH-D”), RH-E Ribbit Opportunity II, LLC, a Delaware limited liability company (“RH-E”), Ribbit Capital II, L.P., a Cayman Islands exempted limited partnership (“Fund II”), Ribbit Capital GP II, L.P., a Cayman Islands exempted limited partnership (“GP II”), Ribbit Capital GP II, Ltd., a Cayman Islands limited company (“UGP II”), Ribbit Capital III, L.P., a Cayman Islands exempted limited partnership (“Fund III”), Ribbit Capital GP III, L.P., a Cayman Islands exempted limited partnership (“GP III”), Ribbit Capital GP III, Ltd., a Cayman Islands limited company (“UGP III”) and Meyer Malka (“Malka”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.” Ribbit Opportunity Manager II, LLC was previously dissolved and therefore is no longer included as a Reporting Person on this Schedule 13G.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

c/o Ribbit Capital Management

364 University Avenue

Palo Alto, California 94301

ITEM 2(C)	CITIZENSHIP

The citizenship or place of organization of each of the Reporting Persons is set forth on such Reporting Person’s cover page.

ITEM 2(D)	TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER Class A Common Stock, par value $0.0001 per share

ITEM 2(E)	CUSIP NUMBER

770700102

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable

CUSIP NO. 770700102	13 G	Page 17 of 21

ITEM 4.	OWNERSHIP Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not applicable.

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Bullfrog Founder Fund, L.P. (“Bullfrog FF”), Ribbit Founder Fund II, L.P. (“FF II”) and Ribbit Founder Fund III, L.P. ("FF III") have ownership interests in the shares of Common Stock held directly by Bullfrog, Fund II and Fund III, respectively, but do not own shares of Common Stock directly and do not have voting or dispositive power over the shares held directly by Bullfrog, Fund II or Fund III. Under certain circumstances, set forth in the limited partnership agreements of Fund II, FF II, Fund III, FF III, Bullfrog, Bullfrog FF, GP II, GP III, and BF GP, the limited liability company agreements of RH-N, RH II, RH-D, RH-E and the memorandum and articles of association of UGP II, UGP III and BF UGP, the general and limited partners, members or directors, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer directly or indirectly owned by each such entity of which they are a general partner, limited partner, member or director.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not applicable.

CUSIP NO. 770700102	13 G	Page 18 of 21

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP. Not applicable

ITEM 10.	CERTIFICATION. Not applicable

CUSIP NO. 770700102	13 G	Page 19 of 21

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2023	RIBBIT CAPITAL II, L.P.
By: RIBBIT CAPITAL GP II, L.P. Its: General Partner

By: RIBBIT CAPITAL GP II, LTD.
Its: General Partner

	By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL III, L.P.
By: RIBBIT CAPITAL GP III, L.P. Its: General Partner

By: RIBBIT CAPITAL GP III, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

BULLFROG CAPITAL, L.P.
By: BULLFROG CAPITAL GP, L.P. Its: General Partner

By: BULLFROG CAPITAL GP, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RH-N BULLFROG OPPORTUNITY , LLC
By: BULLFROG CAPITAL GP, L.P. Its: Managing Member

By: BULLFROG CAPITAL GP, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

CUSIP NO. 770700102	13 G	Page 20 of 21

RH RIBBIT OPPORTUNITY II, LLC
By: RIBBIT CAPITAL GP II, L.P.
Its: Managing Member

By: RIBBIT CAPITAL GP II, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RH-D RIBBIT OPPORTUNITY II, LLC
By: RIBBIT CAPITAL GP II, L.P. Its: Managing Member

By: RIBBIT CAPITAL GP II, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RH-E RIBBIT OPPORTUNITY II, LLC
By: RIBBIT CAPITAL GP II, L.P. Its: Managing Member

By: RIBBIT CAPITAL GP II, LTD.
Its General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP II, L.P.

By: RIBBIT CAPITAL GP II, LTD.
Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP II, LTD.

By:	/s/ Meyer Malka
Meyer Malka
Director

CUSIP NO. 770700102	13 G	Page 21 of 21

RIBBIT CAPITAL GP III, L.P.
By: RIBBIT CAPITAL GP III, LTD. Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

RIBBIT CAPITAL GP III, LTD.

By:	/s/ Meyer Malka
Meyer Malka
Director

BULLFROG CAPITAL GP, L.P.

By: BULLFROG CAPITAL GP, LTD.
Its: General Partner

By:	/s/ Meyer Malka
Meyer Malka
Director

BULLFROG CAPITAL GP, LTD.

By:	/s/ Meyer Malka
Meyer Malka
Director

MEYER MALKA

By:	/s/ Meyer Malka
Meyer Malka